EX-28.d.4.q.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND DIAMOND HILL CAPITAL MANAGEMENT, INC.

Effective November 13, 2017*

As amended October 1, 2020

Funds of the Trust	Subadvisory Fees
Nationwide Diamond Hill Large Cap Concentrated Fund	0.37% on All Subadviser Assets

*	As approved at the Board of Trustees Meeting held on September 14-16, 2020.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST NATIONWIDE MUTUAL FUNDS

By: /s/ Mike Spangler
Name: Michael Spangler
Title: President

ADVISER NATIONWIDE FUND ADVISORS

By: /s/ Mike Spangler
Name: Michael Spangler
Title: President

SUBADVISER DIAMOND HILL CAPITAL MANAGEMENT, INC.

By: /s/ Jo Ann Quinif
Name: Jo Ann Quinif
Title: Chief Client Officer